Exhibit 99.1
SandRidge Energy, Inc. Announces Pricing of $750 Million Offering of Senior Notes
Oklahoma City, Oklahoma, May 15, 2008 – SandRidge Energy, Inc. (NYSE:SD) announced today the pricing of its private placement offering of $750 million of 8.00% Senior Notes due June 1, 2018. Proceeds of the offering, which is expected to settle and close on May 20, 2008, subject to customary closing conditions, are expected to be used to repay the outstanding borrowings under our senior revolving credit facility and to fund our capital expenditure program focused on the West Texas Overthrust.
The notes have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. The Company plans to offer and issue the notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S.
This press release is being issued pursuant to Rule 135c under the Securities Act of 1933, and is neither an offer to sell nor a solicitation of an offer to buy any of the these securities and shall not constitute an offer, solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
For further information, please contact:
Dirk M. Van Doren
Chief Financial Officer
SandRidge Energy, Inc.
1601 N.W. Expressway, Suite 1600
Oklahoma City, OK 73118
(405) 753-5520